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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
America First Apartment Investors, Inc.:

        We consent to the use of our report dated March 7, 2003, with respect to the consolidated balance sheets of America First Apartment Investors, L.P. as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, partners' capital (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule III, and our report also dated March 7, 2003, with respect to the balance sheet of America First Apartment Investors, Inc. as of December 31, 2002 and the related statement of shareholders' equity for the period from formation (March 29, 2002) to December 31, 2002, and our report also dated March 7, 2003, with respect to the consolidated balance sheets of America First Real Estate Investment Partners, L.P. as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, partners' capital (deficit), and cash flows, for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule III, all incorporated herein by reference and to the reference to our firm under the headings "Summary Financial Information" and "Experts" in the prospectus.

        Our reports on the financial statements of America First Apartment Investors, Inc. and America First Apartment Investors, L.P. refer to the merger of America First Apartment Investors, Inc. and America First Apartment Investors L.P. on January 1, 2003.

/s/KPMG LLP

Omaha, Nebraska
February 25, 2004

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Exhibit 23.1